Exhibit 99.1

FOR IMMEDIATE RELEASE

Kirk A. Waldron	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(805) 532-2800 ext. 111	(310) 208-2550

SMTEK INTERNATIONAL, INC. REPORTS

THIRD QUARTER, NINE-MONTH FISCAL 2004 RESULTS

Revenue Growth and Improved Operational Results

Moorpark, Calif.–April 27, 2004–SMTEK International, Inc. (Nasdaq: SMTI) announced financial results for fiscal third quarter and nine months ended March 31, 2004.

Third-quarter revenues rose 29%, or $5.1 million, to $22.5 million from $17.4 million in fiscal 2003 third-quarter. Third-quarter net income was $148,000, or $0.06 per basic share, and included an unrealized loss on marketable securities of $255,000 and $63,000 gain on extinguishment of debt. In the prior-year third quarter, the Company reported a net loss of $1.1 million, or $(0.46) per basic share, after discontinued operations.

For nine months, revenues increased 26% to $63.4 million from $50.5 million for the same period in fiscal 2003. Net income was $1.7 million, or $0.69 per basic share, which included an $880,000 gain on extinguishment of debt and a second-quarter impairment loss of $85,000 on the sale of our Florida subsidiary, which closed in the third quarter. For the same period in fiscal 2003, the Company reported a net loss of $5.8 million, or $(2.54) per basic share.

SMTEK President and Chief Executive Officer Edward J. Smith commented: “We are pleased with SMTEK’s continuing revenue growth and profitability. EMS market conditions are improving, and customers are increasing and providing greater visibility to their purchase orders. We are experiencing higher revenues from our Thailand facility, as customers seek offshore opportunities to increase production in a cost-effective manner.  We are now producing medical products in Thailand and to supplement this we expect to receive soon our ISO 9001/ISO 13485 (medical devices) certification to solidify our strategic intent of growing our overseas opportunities.   Based on improving demand, increased bookings, a strong infrastructure supported by solid supply chain partnerships, and improved product quality in every facility, we expect ongoing revenue growth and profitability for fiscal 2004 fourth-quarter and fiscal first quarter 2005.”

Kirk A. Waldron, SMTEK Chief Financial Officer, added: “In addition to improved business fundamentals, third-quarter revenue growth was also attributable to output ramping up toward full-production run rates for contracts previously announced in late 2003. Operating margins improved as the result of the increased volumes and the continued implementation of our strategic plan. Based on the above indications and expectations, we anticipate fiscal fourth-quarter revenues to reflect double-digit growth and continued improvement in net income when compared to the third quarter.”

About SMTEK International, Inc.

Headquartered in Moorpark, Calif., SMTEK is an electronics manufacturing services (EMS) provider serving original equipment manufacturers (OEMs) in the medical, industrial instrumentation, telecommunications, security, financial services automation, aerospace and defense industries. We provide integrated solutions to OEMs across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide highly criticality, high reliability, high-complexity segment of the EMS industry. We have four operating facilities located in Moorpark and Santa Clara, Calif.; Marlborough, Mass.; and the Ayuttya Province in Thailand.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning in connection with any discussion of future operating or financial performance.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business, including the Company’s continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the availability and cost of necessary components; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., or Thailand regulations affecting the Company’s business; the continued stability of the Thailand economic, labor and political conditions and the ability of the Company to manage its growth, including expansion into Thailand and securing financing for the operation in Thailand.

Readers are referred to the documents filed by SMTEK International, Inc. with the SEC, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.  We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.